Exhibit 10.6

SEVERANCE, GENERAL RELEASE, AND INDEMNITY AGREEMENT

This Severance, General Release, and Indemnity Agreement (“Agreement”), effective as of May 23, 2002, is made and entered into by and between Paul John Casey (“Employee”) and Hawaiian Airlines, Inc. (“Employer”) and its successors.

RECITALS

Whereas, Employee was employed by Employer from April  14, 1997 as an at-will employee; and

Whereas, Employee retired from employment with Employer on June 30, 2002; and

Whereas, Employee and Employer wish to settle and compromise any and all claims Employee had, has, or may hereafter claim to have had relating to Employee’s employment or termination from employment with Employer, as well as any and all claims Employee had, has, or may hereafter claim to have against Employer predating this Agreement;

Now, therefore, in accordance with the preceding recitals and in consideration of the covenants, agreements, and representations set forth in this Agreement, Employee and Employer agree as follows:

1.             Last Date of Employment.  Employee’s last day of employment shall be June 30, 2002.  Employee shall not be required to perform any services for the Company after May 17, 2002.

2.             Continuation of Base Salary.  Employer shall pay Employee an amount equal to 36 months of Employee’s base annual salary (the “Consideration Amount”).  Employee and Employer agree that the Consideration Amount shall be One Million One Hundred Twenty-five Thousand U.S. Dollars ($1,125,000.00), less all employment taxes and other deductions required to be withheld by Employer.  It is expressly understood by and between the parties that payment of the Consideration Amount, whether by Employer or by a third party, shall inure to the benefit of Employer.  The Consideration Amount shall be paid by check in equal semi-monthly installments on the standard pay dates of the Employer, beginning on July 20, 2002 and ending on July 5, 2005.    The checks will be mailed to an address provided by the Employee to the Employer.  The Employee is responsible for informing the Employer of any changes in address affecting this Agreement.  Direct deposit is not an available option.  Payments under this section (as well as other payments to Employee under this Agreement) are contingent on Employee’s continued compliance with all provisions of this Agreement.

3.             Continuation of Benefits.  As further consideration for this Agreement, Employer shall provide Employee with the following:

Severance, General Release and Indemnity Agreement

Paul John Casey

a)              Automobile Allowance and Club Dues:  Employer shall continue through June 30, 2005 to provide Employee with an automobile allowance of $800.00 per month and will pay all dues and similar charges currently provided to Employee for Oahu Country Club, Honolulu Club and Outrigger Canoe Club.

b)             Life Insurance Policies:  Employer shall continue to provide Employee the two executive life insurance policies which are currently provided as well as coverage for Employee under the Employer’s group life insurance plan until the anniversary rollover date for each policy during 2005.  In addition, if permitted by the insurance company issuing the policies, Employee may continue the above referenced life insurance policies in accordance with the terms set by the insurance company.

c)              Medical/Dental Benefit Plans:  Employer shall pay Employee $82,880.00 in lieu of the continuation by Employer of medical and dental benefits after termination through April 30, 2011, which amount shall be grossed up for estimated taxes for a total lump sum payment of $159,845.71.    Upon termination of medical and dental benefits by the Employer hereunder, Such payment will be mailed as soon after execution of this Agreement as is reasonably practicable to the address provided by the Employee to the Employer.  Employee may elect to continue coverage under the Employer’s medical and dental plans, at Employee’s own expense, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.

d)             Flight Benefits:  Employee shall be entitled to Flight Benefits for himself and his spouse during his lifetime.  “Flight Benefits” shall mean flight benefits on each airline operated by Employer or any of its affiliates or any successor or successors thereto (the “System”), consisting of the highest priority positive space flight passes for unlimited travel on the System and a membership for Employee and his spouse in the Employer’s airport executive club program (the “Executive Club”).

As used for purposes of Flight Benefits, the term “affiliates” of Employer means any entity controlled by, controlling, or under common control with Employer, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

Employee will be issued a membership card in the Executive Club for Employee and Employee’s spouse and appropriate flight pass identification cards, each valid at all times during the term of Employee’s Flight Benefits.

e)              Compensation for fringe benefits made unavailable by reason of employment separation:  In recognition of the fact that Employee will no longer be eligible to participate in certain employee benefits, including the Employer’s 401(k) plan, the Employer shall pay Employee the sum of Twenty-nine Thousand Eight Hundred Fifty Dollars ($29,850), less all employment taxes and other deductions required to be withheld by Employer, said sum to be paid in three equal installments on June 30 of 2002, 2003 and 2004, in full satisfaction of the Employer’s obligations for these benefits.

4.             Stock Options.   Employee has been  granted stock options for the purchase of  750,000 shares of common stock of the Employer (such options are summarized on the chart attached hereto as Schedule A), all of which options will vest on June 30, 2002 and will terminate on the original expiration dates for said options, in accordance with Addendum No. 4 to the Employment Agreement between Employee and Employer, effective as of January 31, 2001.

5.             Release of Claims.  In consideration of the benefits and payments to Employee under this Agreement, Employee hereby releases Employer and its successors, and their directors, officers, employees, and agents from any and all claims (including, but not limited to, claims for personal injury, tort, pension and/or retirement benefits, inflection of emotional distress, breach of contract or for any statutory or regulatory violations, including but not limited to violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Hawaii Civil Rights Act, and the Hawaii Employment Practices Law, H.R.S. Chapter 378) Employee now has, known or unknown, arising out of your employment with or separation from employment with the Company; provided that this release of claims does not apply to any claims Employee may have arising from or related to this Agreement.  Employee also waives any claim for attorneys’ fees related to the foregoing released claims, except for claims related to the enforcement of this Agreement.

If either party materially breaches this Agreement, the injured party shall recover reasonable attorneys’ fees, court costs, and the cost of service of process, in the event a court of law or tribunal, having jurisdiction over the defaulting party, enters a judgment against the defaulting party.

6.             Return of Property.  Employee warrants that he has returned all property of Employer in Employee’s possession, custody, or control, including, but not limited to, computer equipment (except laptop as provided herein), computer hardware, computer software, fax machine(s), pager(s), company credit card(s), company telephone card(s), Travel Authority Cards from other airlines, identification card(s), access card(s), AOA Badge(s), Friendship Travel Passes (FTPs), access code(s), key(s), company files, work product, manuals, customer lists, company documents, financial  information, operational information, blueprints, plans, memoranda, notes, and correspondence. Upon payment to Employer of the sum of         , Employee will be allowed to purchase and retain his computer laptop and related software provided that property and software belonging to the Employer is purged.  In addition, Employee will be allowed to retain his cellular phone and number, but all service costs will be assumed by Employee as of July 1, 2002.

7.             Confidentiality of Proprietary Information.

a.             Employee acknowledges that he has had an obligation under the Code of Business Ethics and Conduct Policy and House Rules to protect and preserve the confidentiality of information relating to Employer throughout his employment with Employer. Employee warrants and affirms that he has not disclosed any information protected by the Code of Business Ethics and Conduct Policy and House Rules.

b.             As used in this Agreement, the term “Proprietary Information” means (i) any information of a confidential nature relating to the suppliers, potential suppliers, customers, and/or potential customers of Employer, (ii) any information of a confidential nature relating to the trade secrets, manufacturing processes, product details, specific product applications, computer software and design techniques, concepts, inventions, practices, processes, and/or finances of Employer, (iii) any information of a confidential nature relating to any business, financial, and/or other arrangements transacted between Employer and any other person, firm, company, or other entity, and (iv) any information of a confidential nature that Employee learned or created during his employment with Employer.

c.             Employee acknowledges that he has been privy to Proprietary Information during his employment with Employer. Employee agrees that he shall maintain the confidentiality of the Proprietary Information and shall take all steps necessary to protect the Proprietary Information and prevent any portion of the Proprietary Information from entering the public domain or falling into the hands of others not obligated to maintain the secrecy of the Proprietary Information. Employee further agrees that he shall not directly or indirectly use and/or disclose the Proprietary Information or any portion of the Proprietary Information following his termination from employment with Employer.

d.             Employee acknowledges that any and all documents or materials containing any Proprietary Information, as well as any and all notes and extracts related thereto are the exclusive property of Employer. Employee warrants and affirms that any and all such documents, materials, notes, and extracts have not been removed or duplicated by Employee, and that any and all drafts, originals, and copies of such documents, materials, notes, and extracts have been returned to Employer.

e.             Employee further acknowledges that any and all documents, papers, drawings, magnetic or other media, tangible property, correspondence, memoranda, voice-mail, and/or electronic mail made, compiled, received by, or made available to Employee during his employment with Employer are the exclusive property of Employer, whether or not any such materials contain any Proprietary Information.  Employee warrants and affirms that any and all such materials have not been removed or duplicated by Employee, and that any and all drafts, originals, and copies of such materials have been returned to Employer.

8.             Intellectual Property Rights.

a.             Employee acknowledges that from time to time during his employment with Employer he may have been involved (whether during or outside normal business hours) in the concept, research, design or development of new ideas, products, processes or practices. As used in this Agreement, any ideas, concepts, inventions, designs, products, software, documents or other works of authorship (in any medium), improvements, modifications, processes or practices conceived, created or developed in whole or in part by Employee during the period of his employment with Employer are referred to as an “Invention” or as “Inventions”. However, as used in this Agreement, the terms “Invention” and/or “Inventions” do not apply to any invention which was developed entirely on Employee’s own time without using any equipment, supplies, facilities, or trade secret information of Employer, except for inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the business, actual research or development, and/or anticipated research or development of Employer, or (2) result from any work performed by Employee for Employer.

b.             Employee acknowledges, represents, and agrees that all Inventions are the sole property of Employer, and that all tangible expressions of the Inventions, including, without limitation, all documents, instruments, sketches, drawings, notes, records, plans, specifications, manuals and tapes, and all reproductions, copies or facsimiles thereof, have been developed, made or invented exclusively for the benefit of and are the sole and exclusive property of Employer and constitute work made for hire under Section 201 of Title 17 of the United States Code (17 U.S.C. Section 201).

c.             Employee acknowledges, represents, and agrees that upon the request of and at the expense of Employer, Employee shall execute any and all documents (including, but not limited to, patent applications and assignments) and render any assistance (including, but not limited to, assistance in arbitration, mediation, and/or litigation), that Employer reasonably determine to be necessary or appropriate to perfect, enjoy and defend the rights of Employer in any Invention.

d.             Employee acknowledges represents, and agrees that he shall not register or seek to register with any governmental or other entity anywhere in the world any rights in any Invention and shall not challenge Employer’s rights in any Invention.

9.             Covenant Not to Compete.

a.             Employee acknowledges that he has had an obligation under the Code of Business Ethics and Conduct Policy to refrain from competing with Employer throughout his employment with Employer. Employee warrants and affirms that he has not knowingly or intentionally engaged in any such competitive activity.

b.             As of the date of this Agreement and continuing until June 30, 2004, the Employee shall not, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, creditor, investor, consultant or otherwise, any individual partnership, firm, corporation or other business organization or entity (collectively, an “Entity”) that, at such time: (a) is headquartered in Hawaii and is primarily engaged in the business of passenger or freight airlines services or aircraft ground maintenance operations; (b) is an airline that has Hawaii inter-island passenger or freight services that constitute a material share of its overall airlines business measured by passenger revenue miles or freight pound miles; or (c) has 5% or more of the Hawaii inter-island passenger or freight air services measured by passenger revenue miles or freight pound miles and the Employee or his affiliates are serving directly as an officer, employee, partner or consultant of, or otherwise has significant duties or responsibilities involving, such Entity’s Hawaii operations.  Employee and Employer acknowledge and agree that the provisions of this Section 9 do not prevent Employee from owning shares which constitute a non-controlling interest in any company which is traded on a national stock exchange.  Employee acknowledges and agrees that any breach of this non-competition provision shall entitle Employer to immediately terminate payment of the Consideration Amount set forth in paragraphs 2 and 3 of this Agreement and to sue Employee for breach of this Agreement for the immediate recovery of any damages caused by such breach and to prevent Employee from taking further such actions in breach of these provisions..

10.                                 Non-Solicitation.

a.             Employee agrees that until June 30, 2005, he shall not directly or indirectly represent any corporation or entity in any business transaction with the Employer, unless waived by Employer in writing by an authorized officer of Employer.

b.             Employee agrees that for a period of thirty-six months following the termination of his employment with Employer, he shall not directly or indirectly employ, engage, attempt to employ or engage, negotiate, arrange for the employment or engagement, solicit, or otherwise endeavor to entice away any individual who was employed by Employer as a director, officer, manager, sales representative, or technician, or research and development position at the time of Employee’s termination from employment with Employer.

11.           Confidentiality of Agreement.  Employer has an interest in avoiding public disclosure and commentary concerning the terms and conditions of this Agreement.  Therefore, Employee agrees to keep the terms and conditions of this Agreement strictly confidential, except as required by law. However, Employee may disclose the terms and conditions of this Agreement to a spouse, legal counsel and tax preparer(s), provided that Employee’s spouse, legal counsel and tax preparer(s) agree not to further disclose the terms and conditions of this Agreement, except as required by law.   Further, Employee may discuss the provisions of Sections 8, 9, and 10 of this Agreement with prospective employers.

12.           Non-Disparagement.  (a)  Employer has an interest in preserving its reputation in the community. Employee agrees not to make any statements that disparage or tend to disparage the Employer or its products, services, officers, employees, advisers or other business contacts. Employee shall not represent, suggest, or hold himself out as being currently associated or affiliated with Employer in any way.  Employee shall not make contact with or engage in communications about the Employer or its operations with the media, current or former employees of Employer, or current or former customers of Employer, provided, however, that if Employee is contacted by the media, current or former employees of Employer, current or former customers of Employer, the general public, or any other individual or entity, Employee shall not suggest or imply that he is privy to current information about Employer, and shall not comment about the current or prospective operation of Employer.  Employee acknowledges and agrees that any breach of this non-disparagement provision shall entitle Employer to immediately terminate payment of the Consideration Amount set forth in paragraphs 2 and 3 of this Agreement and to sue Employee for breach of this Agreement for the immediate recovery of any damages caused by such breach and to prevent Employee from making further statements that disparage or tends to disparage the Employer or any of its products, services, officers, employees, advisors or other business contacts.

(b)  Employer recognizes Employee’s interest in preserving his reputation in the community and the airline industry.   Employer agrees not to make any unsubstantiated statements that disparage or tend to disparage the Employee.  Employer shall not make contact with or engage in communications about the Employee with (i) the media, current or former employees of Employer, or (ii) current or former business contacts of Employer.  Employer acknowledges and agrees that any breach of this non-disparagement provision shall entitle Employee to sue Employer for breach of this Agreement  and seek immediate recovery of any damages caused by such breach and to prevent Employer from further statements that disparage or tend to disparage the Employee or any of his products or services.

13.           Right to Seek Injunctive Relief.,  Employee agrees that in addition and without prejudice to Employer’s right to seek legal, equitable, and/or any other form of relief, a breach of any of the provisions set forth in paragraph 7 (Confidentiality of Proprietary Information), paragraph 8 (Intellectual Property Rights), paragraph 9 (Covenant Not to Compete), paragraph 10 (Non-Solicitation), paragraph 11 (Confidentiality of Agreement), and/or paragraph 12 (Non-Disparagement) of this Agreement shall be temporarily, preliminarily, and/or permanently enjoined by any court of competent jurisdiction upon motion by Employer upon notice to Employee without a need to show irreparable injury.  If the period of time or the geographic scope identified in paragraphs 10 or 11 of this Agreement should be adjudged unreasonable in any proceeding to enforce this Agreement, then the period of time shall be reduced by such number of months or the geographical scope shall be reduced by the elimination of such portion thereof, or both, so that such restrictions may be enforced for such time and in such geographical area as is adjudged to be reasonable.

14.           No Admission of Liability.  This Agreement represents a compromise and settlement between the parties hereto, and nothing contained herein shall be construed as an admission of liability by or on behalf of either party, by whom liability is expressly denied.

15.           Complete Agreement.  This Agreement contains the entire understanding and agreement between Employee and Employer and fully supersedes any and all prior understandings and agreements pertaining to the subject matter of this Agreement.

16.           Voluntary Agreement.  Employee agrees and acknowledges that he is executing this Agreement voluntarily and not in response to any coercion by anyone, and that he is not under any form of duress to agree to the terms of this Agreement.

17.           Amendment and Modification in Writing.  This Agreement may not be amended or modified except by an agreement in writing, duly signed by the party or parties against whom the enforcement of any modification or amendment is sought.

18.           Severability.  If any provision of this Agreement shall be or become legally void or unenforceable for any reason whatsoever, such invalidity and unenforceability shall not impair the validity or enforceability of the other provisions of this Agreement. In such an event and to this extent only, the provisions of this Agreement are deemed to be severable.

19.           No Waiver of Rights.  A failure or refusal by any party to this Agreement either to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.  No waiver of any type shall be binding unless evidenced by a writing signed by the party making the waiver. A waiver of any breach of this Agreement shall not be deemed a waiver of any other breach of this Agreement.

20.           Counterparts and Facsimile.  This Agreement may be executed on documents transmitted by facsimile and/or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.           Review of Agreement.  Employee acknowledges and agrees that Employer has advised Employee that Employee may consult with an attorney prior to execution of this Agreement and that Employee has in fact consulted with an attorney prior to signing this Agreement.   Employee acknowledges and agrees that Employee has twenty-one (21) days to consider this Agreement before accepting, but that Employee may voluntarily waive the 21-day pre-execution period.   By signing this Agreement in both places indicated below at any time during twenty-one day period, Employee will be voluntarily waiving the twenty-one (21) day pre-execution period provided by law for the release of any claim Employee may have under the Age Discrimination in Employment Act.   Upon execution, Employee will have seven (7) days to revoke this Agreement.   This Agreement shall not become effective or enforceable against Employer until the expiration of this seven-(7) day period.

22.           Successors and Assigns.  All rights under this Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

SO AGREED:

PAUL JOHN CASEY

Date

HAWAIIAN AIRLINES, INC.

By: John W. Adams

Date: June      , 2002

Its: Chairman of the Board

By: Lyn F. Anzai

Date: June      , 2002

Its: Vice President, General Counsel And Corporate Secretary

Pursuant to 29 C.F.R. Section 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period for release of Age Discrimination in Employment Act claims set forth in 29 U.S.C. Section 626(f)(1)(F)(i)

PAUL JOHN CASEY

Date: